2.0     CODE OF ETHICS

Rule §275.204A-1 under the Advisers Act requires BCG to establish, maintain and enforce a written code of ethics that includes: 1. Standards of business conduct that are required of Access Persons; 2. Provisions that require compliance with applicable Federal securities laws; 3. Provisions that require Access Persons to report their personal securities transactions and holdings; 4. Provisions requiring Access Persons to report any violations of the code of ethics to the CCO; and 5. Provisions requiring that each Access Person is provided with a copy of the code of ethics and any amendments, and requiring Access Persons to provide a written acknowledgement of their receipt of the code of ethics.

In order to ensure that officers and employees of BCG comply with their fiduciary duties, BCG has adopted this Code of Ethics (the “Code”). The Code of Ethics is predicated on the principle that BCG owes a fiduciary duty to Clients. Accordingly, Access Persons must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of Clients. At all times, BCG and its employees must:

•	Place client interests first - As a fiduciary, BCG must serve in its Clients' best interests and may not benefit at the expense of Clients.

•	Be in full compliance with BCG’s Code of Ethics - Employees must review and abide by BCG’s Code of Ethics and its constituent policies.

The success of BCG as a provider of investment management services depends upon its reputation for excellence and integrity in the investment marketplace. Access Persons must therefore act in accordance with the highest ethical standards and comply with applicable Federal securities laws.

In addition, the activities of BCG and its personnel must comply with the broad antifraud provisions of Section 206 of the Advisers Act, and personal securities transactions must generally be reported under Rule §275.204-2 of the Advisers Act. Rule §275.204-2 requires that BCG keeps a record of every transaction in a security in which BCG or any Access Person has, or by reason of the transaction acquires, any direct or indirect beneficial ownership, except under certain circumstances.

The Code includes specific provisions with which all Access Persons must comply. However, compliance with these technical provisions alone will not be sufficient to insulate from scrutiny actions or behavior which show a pattern of abuse of the individual’s responsibilities. All Access Persons are expected to abide by the spirit of the Code and the principles articulated herein.

Any violations of the Code of Ethics shall be subject to the imposition of sanctions, including but not limited to a letter of censure, suspension or termination of employment. Access Persons are required to report any violations of the Code promptly to the CCO. The CCO shall record any violation of the Code, and any action taken as a result in the BCG Compliance Issue Log.

Access Persons are required to read and sign the BCG Code of Ethics and Compliance Policies & Procedures Acknowledgement Form, thereby acknowledging the receipt and understanding of the contents of this manual. Any questions with respect to BCG’s Code of Ethics should be directed to the CCO.

BCG’s Code of Ethics consists of: 1. Personal Trading Policy; 2. Insider Trading Policy; 3. Policy on Outside Affiliations; and 4. Gifts Policy.

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2.1	Personal Trading Policy

BCG has adopted a Personal Trading Policy relating to personal securities transactions that, combined with the other provisions of the Code of Ethics, is intended to satisfy the applicable requirements of Section 206, Rule §275.204A-1 and Rule §275.204-2 under the Advisers Act.

The Personal Trading Policy establishes standards and procedures for the detection and prevention of activities by which personnel of BCG having knowledge of the investments and investment intentions of BCG with respect to any Client may abuse their fiduciary duties, and deals with the types of conflict of interest situations that the federal securities laws address. BCG’s Personal Trading Policy is based on the principle that the Access Persons of BCG owe a fiduciary duty to Clients to conduct personal securities transactions in a manner that does not interfere with Client transactions or otherwise take unfair advantage of their relationship with Clients. The Personal Trading Policy requires that all of BCG’s Access Persons adhere to this general principle as well as comply with all of the specific provisions of the Personal Trading Policy that are applicable to them.

BCG’s Access Persons must obtain Pre-Approval before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering, a Limited Offering, or a Private Placement.

The Personal Trading Policy requires that all information concerning the securities being considered for purchase or sale on behalf of a Client be kept confidential by Access Persons and disclosed by them only on a “need to know” basis unless and until all such information is disclosed in a public report to the Securities and Exchange Commission (“SEC”) in the normal course.

A.	Personal Securities Accounts

This Code applies to all “Personal Securities Accounts.” These include:

1.	Accounts in the Access Person’s name or accounts in which the Access Person has a direct or indirect Beneficial Ownership;

2.	Accounts in the name of the Access Person's spouse;

3.	Accounts in the name of children under the age of 18, whether or not living with the Access Person, and accounts in the name of relatives or other individuals living with the Access Person or for whose support the Access Person is wholly or partially responsible (together with the Access Person's spouse and minor children, “Related Persons”);

4.	Accounts in which the Access Person or any Related Person directly or indirectly controls, participates in, or has the right to control or participate in, investment decisions;

5.	Accounts that hold either shares of open-end mutual funds bought or sold through a broker-dealer or other intermediary or closed-end funds. Note: closed-end funds are subject to the restrictions of this policy;

6.	Estate or trust accounts in which an Access Person or Related Person has a Beneficial Ownership, but no power to affect investment decisions. There must be no communication between the account(s) and the Access Person or Related Person with regard to investment decisions prior to execution; and

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7.	Accounts that do not include cash bank accounts but do include any brokerage account that holds cash if it could hold securities (even if it does not hold securities at the present time).

Note: Access Persons with accounts managed by BCG (including on behalf of Related Persons) are Personal Security Accounts.

B.	Beneficial Ownership

Access Persons are considered to have “Beneficial Ownership” of securities if they have or share a direct or indirect “Pecuniary Interest” in the securities. Access Persons have a "Pecuniary Interest" in securities if they have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities.

The following are examples of an indirect Pecuniary Interest in securities:

1.	Securities held by members of your immediate family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these securities will not provide you with any economic benefit. “Immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, any significant other covered by an employee benefits plan, and any child covered by an adoptive relationship.

2.	Your interest as a general partner in securities held by a general or limited partnership.

3.	Your interest as a manager-member in the securities held by a limited liability company.

Access Persons do not have an indirect Pecuniary Interest in securities held by a corporation, partnership, limited liability company, or other entity in which they hold an equity interest, unless they are a controlling equity-holder or have or share investment control over the securities held by the entity.

The foregoing is a summary of the meaning of “beneficial ownership”. For purposes of the attached Code, “beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934.

C.	Reportable Funds and Reportable Securities

For the purpose for complying with BCG’s Personal Trading Policy, pursuant to Rule §275.204A- 1(e)(9), Reportable Fund means any fund for which BCG serves as an investment adviser as defined in the Investment Company Act of 1940. Belmont Theta Income Fund is a Reportable Fund.

For the purpose for complying with BCG’s Personal Trading Policy, pursuant to Rule §275.204A- 1(e)(10), Reportable Securities means a security as defined in Section 202(a)(18) of the Advisers Act:

Stocks, bonds, debentures, convertible and/or exchangeable securities, notes, options on any security (or on any group or index of securities), warrants, rights, shares of a closed-end

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registered investment company, or, in general, any interest or instrument commonly known as a security.

The definition of Reportable Security does not include: (i) U.S. Treasury obligations; mortgage pass-throughs (e.g., Ginnie Maes) that are direct obligations of the U.S. government; (ii) bankers' acceptances; bank certificates of deposit; commercial paper; and high quality short- term debt instruments including repurchase agreements; (iii) shares issued by a money market fund; (iv) shares issued by open-end funds other than reportable funds; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open- end funds.

However, all Exchange Traded Funds (ETFs) are Reportable Securities. In the National Compliance Services, Inc. no-action letter (available Nov. 30, 2005), the SEC states, “Open- end ETF shares are excluded from the definition of Reportable Securities under Rule

§275.204A-1(e)(10)(iv) because they are shares issued by an open-end fund, while UIT ETF shares are Reportable Securities because UITs are not open-end funds.” The SEC also noted, “That trading in open-end ETF shares presents the same opportunity for conflicts of interest as trading in UIT ETF shares because both types of shares are purchased and sold in the secondary market at a negotiated price, unlike traditional open-end funds. We recommend, therefore, that investment advisers consider treating open-end ETF shares as Reportable Securities”.

D.	Exempt Transactions

The following transactions are considered exempt transactions:

•	Any transactions occurring in an account that is managed by BCG according to one of BCG’s investment strategies;
•	Any transactions occurring in an account that is managed on a fully-discretionary basis by an unaffiliated investment manager;
•	Acquisitions or dispositions of securities as a result of a stock dividend, stock split, or other corporation actions;
•	Any transaction in an account over which the Access Person does not have any direct or indirect influence or control;
•	Purchases of securities in Dividend Reinvestment Plans (DRIPs); and
•	Purchases of securities by the exercise of rights issued to holders of a class of securities on a pro-rata basis.

E.	Acknowledgement and Reporting

1.	Within 10 days of becoming an Access Person, such Access Person must submit to the Chief Compliance Officer the BCG Code of Ethics and Compliance Policies & Procedures Acknowledgement Form which confirms that he/she has received a copy of this Code, and that he/she has read and understood its provisions.

2.	Within 10 days of becoming an Access Person, all BCG personnel must submit to the Chief Compliance Officer a report of all Reportable Funds or Reportable Securities in which such Access Person has any direct or indirect beneficial ownership as of the date of becoming an Access Person. This report must include (i) the title, number of shares and principal amount of each security, (ii) the name of any broker, dealer or bank with whom

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the Access Person maintained an account in which any securities were held for the direct or indirect benefit of such Access Person and (iii) the date of submission by the Access Person. Such information should be provided using the BCG Personal Securities Holdings Initial Report.

3.	Within 30 days of the end of each calendar quarter, each Access Person shall submit a report to the Chief Compliance Officer of all personal securities transactions in Reportable Funds or Reportable Securities in which such Access Person has any direct or indirect beneficial ownership. This report must include (i) date of transaction, the title and exchange symbol / CUSIP, number of shares and principal amount of each security;

(ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (iii) the price of the security at which the transaction was effected; (iv) the name of any broker, dealer or bank with or through which the transaction was effected; and (v) the date of submission by the Access Person. Such information should be provided using the BCG Personal Securities Transactions Report form.

4.	Within 45 days of each year-ending, each Access Person shall submit an annual report to the Chief Compliance Officer with holdings information as of December 31st. This report must include: (i) all holdings in Reportable Funds or Reportable Securities in which the person had any direct or indirect beneficial ownership; and (ii) the name of any broker, dealer or bank with whom the person maintains an account in which any Reportable Funds or Reportable Securities are held for the direct or indirect benefit of the Access Person or Related Persons. Such information should be provided using the BCG Personal Securities Holdings Annual Report form.

5.	All Access Persons are required to certify annually that they have: (i) read and understand this Code and recognize that they are subject to its terms and conditions; (ii) complied with the requirements of this Code; and (iii) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to this Code.

6.	Pursuant to Rule §275.204-2(a)(13)(ii), the CCO shall maintain the BCG Access Person Log by recording the names of persons who are currently, or within the past five years were, an Access Person of BCG.

F.	Pre-Approval Procedures

Access Persons must submit the BCG Personal Trading Pre-Approval Form and have written approval before non-exempt transactions for Personal Securities Accounts are placed which meet the following criteria:

•	Initial Public Offerings
•	Limited Offerings
•	Private Placements

BCG reserves the right to disapprove any proposed transaction that may have the appearance of improper conduct. Access Person should complete BCG’s Pre-Approval Form. All Pre-Approval requests must be submitted to the CCO, while the CCO shall submit Pre-Approval requests for his/her personal transactions to Daniel Beckwith, Managing Partner. Once Pre-Approval is granted to an Access Person, such Access Person may only transact in that security for the remainder of the trading day.

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G.	Personal Security Trading Monitoring

While BCG allows our Access Persons to purchase or sell the same securities that may be recommended to and purchased on behalf of Clients, at no time will any Access Person purchase or sell any Reportable Fund or Reportable Security prior to a transaction(s) being implemented for a Client’s account during the same day.

When trading for Personal Security Accounts, Access Persons may have a conflict of interest if trading in the same securities as Clients. As fiduciaries, BCG must disclose and mitigate the risk of possible conflicts of interest through policies and procedures. Access Persons will place Client interests ahead of their own interests, and will refrain from buying or selling the same Reportable Funds or Reportable Securities prior to buying or selling for our Clients. This risk is mitigated by BCG conducting a coordinated review of Personal Security Accounts and the accounts of the Clients.

BCG has implemented a comprehensive procedure for Personal Security Trading Monitoring of any Reportable Fund or Reportable Security. Personal Security Account daily transactions are automatically collected from the custodians in ByAllAccounts (BAA), and these daily transactions are batch processed into BCG’s portfolio accounting system. As all Clients’ daily transactions are also batch processed into BCG’s portfolio accounting system, both Personal Security Accounts’ and Clients’ transactions are extracted from BCG’s portfolio accounting system and reviewed to assure that no Personal Security Trades are made prior to buying or selling for our Clients in the same Reportable Funds or Reportable Securities during the same day.

Access Persons, in conjunction with the CCO, are required setup all Personal Security Account login credentials in BAA. During BAA setup, the Access Person’s passwords are entered directly by the Access Person, and these passwords are “masked” after being entered. This preserves the confidentiality of the Access Person’s passwords. Also in BAA, Personal Security Accounts are identified by a generic ID, so that Personal Security Accounts are not identified by the Access Person’s name. In BCG’s portfolio accounting system, access to Personal Security Accounts is restricted to the CCO.

H.	Confidentiality

All information obtained from any person pursuant to this Code shall be kept in strict confidence, except that such information will be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization to the extent required by law, regulation or this Code.

I.	Sanctions

BCG may impose sanctions that are designed to discourage its Access Persons from violating the Personal Securities Transaction Policy. In general, these sanctions are as follows, but may be more severe based on the circumstances:

•	1st Violation: Verbal Warning;
•	2nd Violation: Written warning;
•	3rd Violation: Suspension and/or termination of employment.

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J.	Retention of Records

All records relating to personal securities transactions hereunder and other records meeting the requirements of applicable law, including a copy of this Code and any other policies covering the subject matter hereof, shall be maintained in the manner and to the extent required by applicable law, including Rules 204A-1 and 204-2 under the Advisers Act.

The CCO shall be responsible for administering Personal Securities Transaction Policy. All questions regarding the policy should be directed to the CCO.

K.	Amendments

Unless otherwise noted herein, this Code shall become effective as to all Access Persons on February 6, 2015. This Code may be amended as to Access Persons from time to time by BCG.

L.	Disclosure

BCG shall describe the Codes of Ethics to Clients in Part 2 of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics. All Client requests for BCG’s Code of Ethics shall be directed to the CCO.

2.2	Insider Trading Policy

BCG has adopted policies and procedures to prevent violations of Federal securities laws pursuant to Section 204A-1 of the Advisers Act. "Insider trading" is a usually associate with illegal conduct. But the term actually includes both legal and illegal conduct. The legal version is when corporate insiders (e.g. officers, directors, and employees) buy and sell stock in their own companies. When corporate insiders trade in their own securities, they must report their trades to the SEC.

Illegal insider trading refers generally to buying or selling a security, in breach of a fiduciary duty or other relationship of trust, while in possession of material, non-public information about the security. Insider trading violations may also include "tipping" such information, securities trading by the person "tipped”, and securities trading by those who misappropriate such information.

Examples of insider trading cases that have been brought by the SEC are cases against:

•	Corporate officers, directors, and employees who traded the corporation's securities after learning of significant, confidential corporate developments;
•	Friends, business associates, family members, and other "tippees" of such officers, directors, and employees, who traded the securities after receiving such information;
•	Employees of law, banking, brokerage and printing firms who were given such information to provide services to the corporation whose securities they traded;
•	Government employees who learned of such information because of their employment by the government; and
•	Other persons who misappropriated, and took advantage of, confidential information from their employers.

Because insider trading undermines investor confidence in the fairness and integrity of the securities markets, the SEC has treated the detection and prosecution of insider trading violations as one of its enforcement priorities. Set forth below is the policy that BCG has adopted which forbids the use or

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disclosure, for direct or indirect personal gain or profit, of material, non-public information received in connection with the business of BCG or from any source.

A.	Whom Does the Policy Cover?

This policy covers Access Persons and Related Persons, as well as trusts or corporations directly or indirectly controlled by Access Persons. In addition, this policy applies to transactions engaged in by corporations in which an Access Person is an officer, director or 10% or greater stockholder and a partnership of which the Access Person is a partner unless the Access Person has no direct or indirect control over the partnership.

B.	What Information is Material?

Individuals may not be held liable for trading on non-public information unless the information is material. “Material information” is generally defined as information for which there is a substantial likelihood that an investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Advance knowledge of the following types of information is generally regarded as “material”:

•	Dividend or earnings announcements;
•	Write-downs or write-offs of assets;
•	Additions to reserves for bad debts or contingent liabilities;
•	Expansion or curtailment of company or major division operations;
•	Merger, acquisition, disposition, or joint venture announcements;
•	New product/service vice announcements;
•	Discovery or research developments;
•	Criminal, civil and government investigations and indictments;
•	Pending labor disputes;
•	Debt service or liquidity problems;
•	Bankruptcy or insolvency problems; and
•	Tender offers, stock repurchase plans, recapitalizations or other proposed capital share transactions.

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

C.	What Information is Non-Public?

In order for issues concerning insider trading to arise, information must not only be material, but also non-public. “Non-public” information generally means information that has not been

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available to the investing public.

Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non- public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Every situation must be evaluated on a case-by-case basis to see if an adequate amount of time has passed. Access Persons must consult with the CCO to make this determination. Lastly, non-public information does not change to public information solely by selective dissemination.

Access Persons must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the “tip” made to the person makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Access Persons may also become insiders or tippees if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations, etc.

D.	Prohibited Communications and Transactions

Access Persons are prohibited from communicating material, non-public information concerning any security to others unless such communication is properly within their duties for BCG. Without limiting the foregoing, such persons may not disclose, except as required by their duties for BCG, the identity of securities which BCG may purchase or sell for Clients.

Access Persons are prohibited from engaging in any securities transaction, for their own benefit or the benefit of others, while in possession of:

•	Material, non-public information concerning such securities which is known to the any person by virtue of his or her position as an insider with respect to the issuer of such securities or through such person's association with BCG;
•	Material, non-public information concerning such securities where the information has been obtained by any person either through theft or misappropriation, or from an insider who has breached their fiduciary duty by disclosing the information to any person who knows, or should know that a fiduciary duty has been breached.

The term "insider" includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. Temporary insiders can include, among others, a company's attorneys, accountants, consultants, advisers, bank lending officers, and the employees of such organizations.

A "fiduciary duty" is breached by an insider when the insider personally will benefit, directly or indirectly, from his or her disclosure of material, non-public information.

The prohibited benefit would include pecuniary gain, a reputational benefit that could translate

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into future earnings, a relationship between the insider and the recipient that suggests a quid pro quo from the recipient, or an intention to benefit the particular recipient. An intention to benefit a particular recipient includes a situation in which an insider makes a "gift" of confidential information to a relative or friend who trades in securities.

E.	Penalties

Penalties for trading on or communicating material, non-public information in violation of the law are severe, both for the individuals involved in such unlawful conduct and, possibly, their employers. A person who violates the prohibition against insider trading can be subject to some or all of the penalties below, even if he or she does not personally benefit from the violation.

Penalties include:

•	Civil Injunctions;
•	Treble Damages;
•	Disgorgement of Profits;
•	Jail Sentences;
•	Fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
•	Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy can be expected to result in serious sanctions by BCG, including dismissal of the persons involved.

F.	Procedures to Implement Policy

The following procedures have been established to aid Access Persons in avoiding insider trading, and to assist BCG in preventing, detecting and imposing sanctions against such conduct. Every Access Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. Any questions about these procedures should be directed to the CCO. Interpretive issues which arise under these procedures shall be decided by, and are subject to the discretion of the CCO.

Before Access Persons trade for themselves or others in securities of a company about which they have or may have potential inside information, they should ask themselves the following questions:

1.	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?
2.	Is the information non-public? From whom have they received the information? Has this information been communicated by an insider in breach of his or her fiduciary duties? Have they received this information for corporate purposes only by virtue of their position as an insider? Has the information been made available to the general public?

If, after consideration of the above, Access Persons are unsure whether they may be in violation of the law by disseminating or acting on the information they should:

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1.	Report the matter immediately to the CCO;
2.	Refrain from the purchase or sale of the securities on behalf of themselves or others;
3.	Refrain from communicating the information either inside or outside of BCG, other than to the CCO;
4.	Wait for instructions from the CCO.

Once the CCO has reviewed the issue, they will be instructed to continue the prohibitions against trading and communication, or they will be allowed to trade and/or communicate the information.

G.	Restrictions on Access to Material Non-Public Information

Information in the possession of Access Persons which has been identified as material, non-public information disseminated or used for BCG’s business purposes may not be communicated to anyone, including persons within BCG, except as may be required in the performance of duties on behalf of BCG. In addition, care should be taken so that such information is secure. For example, files containing such information should be sealed, and access to computer files containing such information should be restricted by access codes, so that only those persons whose duties for BCG require such information shall have access thereto. Confidential matters, such as the identity of securities which may be purchased or sold by BCG or its Clients, should not be discussed in public places.

Except in the performance of duties for BCG, Access Persons should not use or discuss information as to which securities BCG intends to purchase or sell for its Clients' accounts.

2.3	Policy on Outside Affiliations

BCG’s Access Persons are not required to be employed with BCG as their sole and exclusive business. BCG’s Access Persons may have other business interests and may participate in other investments or activities in addition to those relating to the BCG. All other business activities, whether paid or unpaid, must be reported to the CCO.

Each year-end, BCG’s Access Persons will submit to the CCO a BCG Outside Affiliation Attestation Form which documents the nature of any other business activities. The CCO will assess if such outside business activities are required to be disclosed, and is responsible for any disclosures if required. Outside business activities are required to be disclosed if it consumes more than 10% of an individual’s time during trading hours or comprise more than 10% of their income. Outside business activities are also required to be disclosed if they create an inherent conflict of interest.

2.4	Gifts Policy

The following provisions on gifts apply to Access Persons:

A.	Accepting Gifts

On occasion, because of their position with BCG, Access Persons may be offered or may receive, without notice, gifts from Clients, brokers, vendors or other persons. Acceptance of extraordinary or extravagant gifts is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of BCG. Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $175 in any twelve month period), customary business meals, entertainment (e.g., sporting events), and promotional items (i.e., pens, mugs, T-shirts)

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may be accepted. All gifts received by an Access Person that might violate this Code must be promptly reported to the CCO.

B.	Solicitation of Gifts

Access Persons are prohibited from soliciting gifts of any size under any circumstances.

C.	Giving Gifts

Access Persons may not give any gift with a value in excess of $175 (per year) to a Client or persons who does business with, regulate, advise or render professional services to BCG.

D.	Gifts Accepted or Given Log

Each year-end, each Access Person will submit to the CCO a BCG Gifts Accepted or Given Attestation Form which documents gifts accepted or given during the past 12 months. The CCO shall maintain the BCG Gifts Acceptance or Giving Log by recording all gifts received and given. The log contains the following for Acceptance or Giving: Name of employee, Date, Client/Customer Name, Name of Approver, Description, and Value of gift.

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